EXHIBIT 10.24

Promotion Connections, Inc.
517 Cashmere Terrace
Los Angeles, CA 90049
310-472-1193

Jay Slater

November 16, 2001

Mr. Rick Licht
Ultimate Sports Inc.
2444 Wilshire Blvd.
Santa Monica, CA 90403

Dear Rick

Per my conversation with you and Martin, the following shall constitute an agreement describing the working relationship between Promotion Connections,
Inc. and Ultimate Sports Entertainment, Inc.

Promotion Connections will act in concert with Ultimate Sports to strategize, contact, present and sell in promotion programs utilizing Ultimate products and resources.  Promotion Connection will make available to Ultimate Sports its contacts and relationships in order to broaden the reach of Ultimate
Sports products.

As compensation, Ultimate Sports will pay the following:

Monthly Retainer:  $5,000

Commission 7.5% on first $1,000,000 in sales 8.5% thereafter

Stock Options  50,000 shares annually (current option at $.125 each)

Travel Expenses:  pre-approved airfare, hotel, transportation etc.

Other Expenses:  Presentation materials, long distance and cell phone mailing expenses, fully documented and billed monthly

Term:  12 months, commencing November 15, 2001, with review after 8 months, after which either party may terminate this agreement with 30 days notice.

If the above accurately represents our agreement, please sign below and return a copy to me.  If any of this is inaccurate, please get in touch with me asap and we'll get it fixed.
I truly look forward to a long and profitable relationship with you and Martin and the Ultimate Sports Force.  I appreciate your confidence in bringing me on board.

Best Regards,

/s/ Jay Slater
Jay Slater

Acknowledged and agreed:

By /s/ Rick Licht______________
Rick Licht
Ultimate Sports Entertainment, Inc.

Cc  Martin Burke